TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into by and between Life Time Fitness, Inc. (the “Company”), and Michael R. Robinson (“Executive”), effective as of March 1, 2014 (“Effective Date”).

Background

A.    Executive has been employed by the Company as its Executive Vice President and Chief Financial Officer.

B.    Executive has expressed his interest in resigning from his position as Executive Vice President and Chief Financial Officer in the near future, with such resignation voluntary and without Good Reason (as defined in the Employment Agreement).

C.    The Company desires to retain Executive with the Company for a transition period and Executive desires to continue his employment during a transition period in accordance with the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Agreement

1.
Resignation and Transition Period. Executive confirms his resignation from his position as Executive Vice President and Chief Financial Officer of the Company, effective as of the end of business on March 1, 2014. Notwithstanding the foregoing, and subject to the terms and conditions of this Agreement, the Company hereby agrees to continue Executive’s employment, and Executive hereby accepts continued employment with the Company, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (i) September 1, 2015 (the “Resignation Date”), at which time Executive’s employment will terminate due to Executive’s voluntary resignation and without further action by either party, or (ii) the date on which Executive’s employment is terminated for Cause (defined below) or due to Executive’s death. For purposes of this Agreement, “Cause” means if the Company determines in good faith that Executive has (a) engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior against or at the expense of the Company, which adversely affects the business affairs of the Company; (b) been convicted of, or pleaded nolo contendere, to any felony; or (c) breached or failed to perform any material term(s) or material condition(s) of this Agreement.

2.
Services. During the Transition Period, Executive shall perform the following services: (i) cooperate in connection with the transition of his duties and responsibilities with the Company; (ii) periodically consult with the Company regarding business matters; and (iii) provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its agents in connection with any investigations, litigation or other matters relating to the Company in which Executive may have relevant information. Notwithstanding the foregoing, nothing in this Section 2 will require Executive to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts.

3.
Salary and Benefits. During the Transition Period, the Company will provide the salary and benefits set forth in Sections 3(a) through 3(e) below if (i) Executive has signed and has not rescinded this Agreement within periods set forth below, and (ii) Executive is in compliance with the terms of this Agreement as of the date of such payment(s). For purposes of clarity, effective as of March 2, 2014, Executive will experience a “separation from service” for purposes of Internal Revenue Code (the “Code”) section 409A as it is anticipated that the level of services provided by Executive to the Company will permanently decrease to no more than 20% of the average level of services performed for the immediately preceding 36-month period.

(a)
Short-Term Deferral Payments. The Company shall pay to Executive a monthly salary of $45,833.33, less regular withholdings, prorated for any partial month and paid in equal bi-weekly installments pursuant to the normal payroll practices and procedures of the Company during the period from the Effective Date through March 15, 2015. The Company and Executive intend the salary payments under this Section 3(a) to constitute a short-term deferral under Treas. Reg. § 1.409A-1(b)(4). Each installment of the salary payments under this Section 3(a) shall be considered a separate payment, as described in Treas. Reg. § 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(b)
Deferred Compensation Payments. The Company shall pay to Executive a monthly salary of $45,833.33, less regular withholdings, prorated for any partial month and paid in equal bi-weekly installments pursuant to the normal payroll practices and procedures of the Company for the period from March 16, 2015 through September 1, 2015. The Company and Executive intend the monthly payments under this Section 3(b) to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code, to the extent applicable, including current and future guidance and regulations interpreting such provisions.

(c)
Benefits Continuation. As long as Executive remains eligible during the Transition Period for group health insurance under the Company’s plan, the Company shall continue to pay the employer portion of the monthly premium for Executive’s group health coverage at the same level of coverage in effect as of the Effective Date. Notwithstanding the foregoing, if at any time during the Transition Period Executive is no longer eligible for the Company’s group health insurance, then subject to Executive properly electing to continue his group health coverage pursuant to COBRA, the Company shall pay the employer portion of the monthly premium for Executive’s group health coverage at the same level of coverage in effect as of the Effective Date until the expiration of the Transition Period or until Executive becomes eligible for other coverage, whichever occurs first.

(d)	Vehicle and Phone Allowance. During the Transition Period, the Company will continue to pay to Executive a monthly car allowance of $750 and a monthly home connectivity and phone allowance of $300.

(e)	Club Membership. During the Transition Period, the Company will provide to Executive membership privileges at health and fitness clubs owned and operated by the

Company. Such membership privileges shall be at the Diamond level or such comparable level as may be in effect from time to time pursuant to the Company’s normal membership policies and procedures.

4.
Stock Options and Forfeiture of Restricted Stock. Executive agrees and acknowledges that as of the Effective Date the Options listed below reflect his only options to purchase shares of common stock of the Company, with such Options governed by the terms of the Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”).

Grant Date	Number of Vested Shares	Exercise Price Per Share
3/1/2005	20,000	$25.47
6/29/2004	67,500	$18.50

Notwithstanding any agreement to the contrary, Executive’s unvested restricted shares are forfeited as of March 2, 2014. For the avoidance of doubt, the options referenced in the table above are not forfeited so long Executive remains an employee pursuant to Section 1 of this Agreement.

5.
Return of Records and Property. Executive confirms that no later than August 31, 2015, he will deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company. The Company is not aware that any such Company records or Company property have not been so delivered.

6.
Confidential Information. Executive shall not divulge, furnish or make accessible to anyone or use in any way, other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, whether developed by Executive or others, including but not limited to (i) Company trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, and (v) financial data and plans. Executive shall refrain from any intentional acts or omissions that would reduce the value of such knowledge or information to the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than Executive’s violation of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

7.	Restrictive Covenants

(a)
Agreement Not to Compete. From the Effective Date through the Resignation Date, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any “Company Business” in the “Territory” without prior consent from the Chief Executive Officer of the Company. For purposes of this Section 7(a), “Company Business” means (i) the design, development, management or marketing of health and fitness clubs, and/or health and fitness club memberships and services, and/or nutritional supplements, (ii) the publication of any health and fitness publications and/or (iii) the sale, design or promotion of athletic events and health and wellness businesses as of the Effective Date. “Territory” means any of the United States or in any other country in which the Company is then doing Company Business as of the Effective Date.

(b)
Agreement Not to Hire. From the Effective Date through the Resignation Date, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company as of the Effective Date, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c)
Agreement Not to Solicit. From the Effective Date through the Resignation Date, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)
Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(e)
Remedies. Executive acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by Executive would cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to seek injunctive and other equitable relief to enforce such provisions and to restrain Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages. The preceding sentence shall not be construed to prevent Executive from disputing the factual basis of any remedies or defenses asserted by the Company.

8.
Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents. The Company agrees that it will instruct its Executive Vice Presidents and Officers not to malign, defame or disparage Executive’s reputation or character. Notwithstanding the foregoing, nothing in this Section 8 shall be construed to limit or restrict the Company or Executive from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

9.
Release of Claims. In exchange for the consideration provided for in this Agreement, Executive hereby gives up and releases all of his rights that he now has to any relief of any kind from the Company (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), its present and past officers, directors, committees, shareholders and employees and anyone who acted on behalf of the Company or on instructions from the Company, including without limitation, (i) all claims arising out of or relating to his employment with the Company or his resignation from that employment; (ii) all claims arising out of or relating to the statements, actions, or omissions of the Company; (iii) all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82); (iv) all claims for breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law; (v) all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and (vi) all claims for attorneys’ fees, costs, and interest (collectively, “Executive’s Claims”). Executive agrees that he will not make any demands or claims against the Company for compensation or damages relating to Executive’s Claims. Notwithstanding the foregoing, Executive’s Claims do not include any claims that the law does not allow to be waived, any claims for breach of this Agreement, or any claims that may arise after the date on which Executive sign this Agreement.

10.	Time to Consider Agreement. Executive understands that he may take twenty-one (21) calendar days from the day that Executive receives this Agreement, not counting the day upon which he receives it, to decide whether to sign this Agreement. Executive represents that if he signs this Agreement before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement.

11.
Right to Rescind or Revoke. Executive understands that he has the right to rescind or revoke this Agreement for any reason within fifteen (15) calendar days after he signs it. Executive understands that this Agreement will not become effective or enforceable unless and until he has not rescinded this Agreement and the rescission period has expired. Executive understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317, and (b) delivered to Life Time Fitness, Inc. within the fifteen-day period. If mailed, the rescission must be (a) postmarked within the fifteen-day period and (b) addressed to General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

12.
Indemnification. With respect to events that occurred during Executive’s tenure as an employee or officer of the Company, Executive will be entitled to the same rights that are afforded to other current or former employees or officers of the Company, now or in the future, to indemnification and advancement of expenses to the extent provided in the charter documents of the Company and under applicable law, and to indemnification and a legal defense to the extent provided from time to time to current officers by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company.

13.	Miscellaneous.

(a)
Withholding of Taxes. The Company may withhold from amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation. The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

(b)
Section 409A. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(c)
    No Admission of Wrongdoing. This Agreement does not constitute an admission that Executive or the Company or any of its directors, officers, employees, or agents has violated any local ordinance, state or federal statute, or principle of common law, or that Executive or the Company or any of its directors, officers, employees, or agents has engaged in any unlawful or improper conduct toward Executive. Executive will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward him or treated him unfairly.

(d)
Legal Representation. Executive acknowledges that he has been advised by the Company to consult with his own attorney before executing this Agreement, that he has had a full opportunity to consider this Agreement, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the settlement of his potential claims against the Company and others, and that he has not relied upon any statements or representations made by the Company or its agents, written or oral, other than the statements and representations that are explicitly set forth in this Agreement.

(e)	Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other.

(f)
Entire Agreement. This Agreement and the 2004 LTIP, as amended (including the award agreements issued thereunder) are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement or the 2004 LTIP, as amended (including the award agreements issued thereunder) are intended by either party to be legally binding. All other agreements and understandings between Executive and the Company, including without limitation the Executive Employment Agreement entered into on December 29, 2008, are hereby cancelled, terminated, and superseded.

(g)	Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h)
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(i)
Governing Law. This Agreement will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of July 8, 2014.
Life Time Fitness, Inc.

/s/ Eric J. Buss
By Eric J. Buss Its Executive Vice President and Chief Financial Officer

/s/ Michael R. Robinson
Michael R. Robinson